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                                        EXHIBIT 21


                               SUBSIDIARIES OF THE REGISTRANT


                                                         Percentage of      State of Incorporation
         Parent              Subsidiary                    Ownership           or Organization
         ------              ----------                  -------------      ----------------------

Hardin Bancorp, Inc.      Hardin Federal Savings Bank         100%                 Federal


Hardin Federal            Hardin Savings Service

Savings Bank              Corporation                         100%                 Missouri

Hardin Federal            Hardin Investment LLC               100%                 Missouri
Savings Bank
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